Exhibit 99.1

NEWS RELEASE

MIDWEST HOLDING INC. ANNOUNCES STOCK DIVIDEND

April 24, 2012…FOR IMMEDIATE RELEASE….Lincoln, Nebraska-based Midwest Holding Inc., a diversified financial services holding company, announced a 5% stock dividend payable on May 1, 2012 to holders of record as of April 17, 2012.

This is the third consecutive stock dividend paid by the company during the past three years. “It is a pleasure to return to our shareholders a token of appreciation for their loyalty,” stated Travis Meyer, President. “We had a tremendous year in which we closed a major acquisition and merger, topped the $50 million asset mark, and became an SEC registrant,” he said.

Midwest’s primary focus is to own and develop life insurance companies. Its primary subsidiary is American Life and Security Corporation, whose headquarters are also located in Lincoln, NE.

For Further information:
Joel Mathis
American Life & Security Corp.
402-489-8266
jmathis@midwestholding.com